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                                                                     EXHIBIT 2.2

                             CERTIFICATE OF MERGER

                                       OF

                              PC CONNECTION, INC.
                         (a New Hampshire corporation)

                                      INTO

                              PC CONNECTION, INC.
                            (a Delaware corporation)



     PC Connection, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST:  That the name and state of incorporation of each of the constituent
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corporations of the merger is as follows:

              Name                       State of Incorporation
              ----                       ----------------------

          PC Connection, Inc.                New Hampshire
          PC Connection, Inc.                Delaware

     SECOND:  That an Agreement and Plan of Merger between the parties to the
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merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Subsection (c) of Section 252 and Section 103 of the General Corporation Law of the State of Delaware.

     THIRD:  That the name of the surviving corporation of the merger is PC
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Connection, Inc.

     FOURTH:  That the Certificate of Incorporation of PC Connection, Inc., a
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Delaware corporation, which will survive the merger, shall be the Certificate of
Incorporation of the surviving corporation.

     FIFTH:  That the executed Agreement and Plan of Merger is on file at the
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principal place of business of the surviving corporation.  The address of said principal place of business is 528 Route 13, Milford, NH 03055.

     SIXTH:  That a copy of the Agreement and Plan of Merger will be furnished
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by the surviving corporation upon request and without cost to any stockholder of any constituent corporation.
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     SEVENTH:  That the total number of shares of all classes of capital stock
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which PC Connection, Inc., a New Hampshire corporation, had authority to issue was 10,000,000 shares of Common Stock, $.01 par value per share, consisting of 7,500,000 shares of Series A Non-Voting Common Stock, $.01 par value per share, and 2,500,000 shares of Series B Voting Common Stock, $.01 par value per share.

     EIGHTH:  That this Certificate of Merger shall be effective upon filing.
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     IN WITNESS WHEREOF, PC Connection, Inc., a Delaware corporation has caused this Certificate to be executed by Patricia Gallup its Chairman of the Board, President and Chief Executive Officer this _____ day of February 1998.


                              PC CONNECTION, INC.,
                              a Delaware corporation


                              By: ___________________________________
                                    Patricia Gallup,
                                    Chairman of the Board, President and
                                    Chief Executive Officer


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